EXHIBIT 23.1

             REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2, of our report dated March 29, 2006, with respect to our audit of the consolidated balance sheets of Petrosearch Energy Corporation as of December 31, 2005 and 2004, and related consolidated statements of operations and accumulated deficit, changes in shareholders' equity, and cash flows for the years then ended, which report appears in the Prospectus, and is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.


/s/ Ham, Langston & Brezina, P.C.


Houston, Texas
May 24, 2006